For Immediate Release

Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

Cascal N.V. Completes Reorganization of United Kingdom Subsidiaries

Changes support more efficient debt service and repatriation of profits and lower consolidated tax rate

London, U.K., February 26, 2009 - Cascal N.V. (NYSE: HOO), a leading provider of water and wastewater services in seven countries, announced today that it has completed a reorganization of its subsidiary companies incorporated in the United Kingdom. The reorganization will optimize the servicing of external debt and the return of capital to shareholders by way of dividend. The reorganization became effective February 23, 2009.

In executing this reorganization, Cascal has settled an inter-company debt that has given rise to significant foreign exchange gains and losses reported in the consolidated statements of income for prior periods. Accordingly, in future periods, the foreign exchange gains and losses reported in the consolidated statements of income are expected to be much smaller.

Cascal had previously communicated its intent to address aspects of the underlying inefficiencies within its current tax structure, which manifest themselves in terms of the consolidated effective tax rate at levels considerably higher than the statutory rates of 25.5% and 28% in The Netherlands and United Kingdom, respectively. In future periods the consolidated effective tax rate is expected to decline towards the level of the aforementioned statutory rates.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, South Africa, Indonesia, China, Chile, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.1 million.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future of our operations in Panama. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2008, filed with the SEC on June 25, 2008. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

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